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                                                                [CONFORMED]



                            ASSUMPTION AGREEMENT

            Assumption Agreement (the "Agreement"), dated as of June 19, 1996, between Corporate Partners, L.P., a Delaware limited partnership ("Corporate Partners"), Corporate Offshore Partners, L.P., a Bermuda limited partnership ("Corporate Offshore Partners"), and State Board of Administration of Florida, a body corporate organized under the constitution of the State of Florida, solely in its capacity as a managed account under an Investment Management Agreement with Corporate Advisors, L.P. ("Florida") (each, a "Shareholder", and collectively, the "Shareholders"), Polaroid Corporation, a Delaware corporation (the "Transferee"), and Sub Debt Partners Corp., a Delaware corporation (the "Corporation").

                        W  I  T  N  E  S  S  E  T  H

            WHEREAS, the Shareholders are parties to a Subscription Agreement, dated November 25, 1992, between the Corporation, on the one hand, and each of the Shareholders, on the other hand (the "Subscription Agreement");

            WHEREAS, the Transferee wishes to assume all of the obligations of each of the Shareholders thereunder;

            WHEREAS, simultaneously with the execution and delivery hereof, the Transferee is acquiring all of the shares of the Corporation;

            WHEREAS, the Transferee has obtained the approval of holders of not less than 66 2/3% in aggregate face amount of the Stripped Debt Receipts issued by the Trust referred to in the Subscription Agreement (the
"Trust"); and

            WHEREAS, the Transferee has provided an opinion of counsel to the effect that after such transfer the Trust will continue to be a partnership for Federal income tax purposes.

            NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

            Section 1. Assumption by Transferee. The Transferee hereby assumes all of the obligations of each of the Shareholders under the Subscription Agreement arising on or after the date hereof, including, without limitation, each of the Shareholders' obligations under Section 1 thereof, in each case to the same extent and subject to the









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same limitations as if the Transferee were each of the Shareholders thereunder.

            Section 2. Maintenance of Assets. In accordance with Section 4 of the Subscription Agreement, the Transferee shall maintain sufficient assets that are subject to the obligations assumed thereunder.

            Section 3. Transfer by Shareholders. Each of the Shareholders transfers to the Transferee all of its respective rights under the Subscription Agreement.

            Section 4. Acknowledgement, Release and Discharge. The Corporation hereby acknowledges that the Transferee has succeeded to the obligations of each of the Shareholders as the "transferee" thereof under
Section 4 of the Subscription Agreement and releases and discharges each of the Shareholders from all of its respective obligations under the Subscription Agreement.

            Section 5. Obligations under Debentures Not Affected Hereby. The Transferee hereby acknowledges and agrees that its obligations under its 8% Subordinated Convertible Debentures Due 2001, which are unconditional and absolute in accordance with the terms thereof, are unaffected in any respect by its execution and delivery of this Agreement and its ownership of the shares of the Corporation.

            Section 6. Third Party Beneficiaries. The Transferee acknowledges and agrees that the holders from time to time of Stripped Debt Receipts issued by the Trust and the Trustee thereunder are third party beneficiaries of the obligations of the Transferee assumed hereby and such obligations may be enforced by such holders and the Trustee as if each were parties hereto.

            THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE.


























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            IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as of the date first above written.


                        CORPORATE PARTNERS, L.P.
                        By Corporate Advisors, L.P.
                          General Partner

                              By LFCP Corp.
                                 General Partner


                        By: /s/ Lester Pollack
                            Name:  Lester Pollack
                            Title: Treasurer



                        CORPORATE OFFSHORE PARTNERS, L.P.
                        By Corporate Advisors, L.P.
                          General Partner

                              By LFCP Corp.
                                 General Partner


                        By: /s/ Lester Pollack
                            Name:  Lester Pollack
                            Title: Treasurer



                        STATE BOARD OF ADMINISTRATION
                         OF FLORIDA
                        By Corporate Advisors, L.P.
                          Attorney-in-Fact

                              By LFCP Corp.
                                 General Partner


                        By: /s/ Lester Pollack
                            Name:  Lester Pollack
                            Title: Treasurer
















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                        POLAROID CORPORATION


                        By: /s/ William J. O'Neill, Jr.
                            Name:  William J. O'Neill, Jr.
                            Title: Executive Vice President
                                     and Chief Financial Officer



                        SUB DEBT PARTNERS CORP.


                        By: /s/ Lester Pollack
                            Name:  Lester Pollack
                            Title: Chairman of the Board
                                     of Directors